EXHIBIT 23(A)

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the registration statements of The Alpine Group Inc. No. 333-60073, 333-00301, 33-30246, 33-53434, 33-81996 and
33-63819 on Form S-3 and No. 333-16703, 33-62544 and 333-60071 on Form S-8, of
our report dated March 26, 2004, (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the restatement of the 2002 consolidated balance sheet; (ii) the adoption of new accounting principles; and
(iii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) appearing in the Annual Report on Form 10-K of The Alpine Group, Inc. for the year ended December 31, 2003.

DELOITTE & TOUCHE LLP
Indianapolis, Indiana
March 26, 2004